MINERAL RIGHTS ACQUISITION AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF THE 29th DAY OF August, 2007   (the "Effective Date").

BETWEEN:

WORLD FORTUNE ENTERPRISE INC., a private corporation with offices at  870 East 54th Ave, Vancouver, British Columbia, V5X 1L7, Canada;

(“World Fortune”)

AND:

ASIAN DRAGON GROUP INC., a publicly traded corporation with offices at suite 1100 – 475 Howe Street, Vancouver, British Columbia, V6C 2B3;

(“Asian Dragon”)

WHEREAS World Fortune is a private British Columbia corporation established to source and assess opportunities in the precious and base metals industries in China;

AND WHEREAS Asian Dragon is a Nevada corporation whose securities trade on the NASDAQ OTCBB as well as on the Frankfurt Exchange, and whose business is the acquisition and exploitation of  precious and base metals projects and properties of merit;

AND WHEREAS  World Fortune and Asian Dragon entered into a Joint Venture Option Agreement dated January 16, 2007 relating to the Loning Mineral Property such agreement which is being expressly amended and replaced by this agreement (the “Agreement”);

AND WHEREAS World Fortune has entered into a China Mineral Properties Rights Purchase Agreement (the “Mineral Rights Agreement”) attached and incorporated into this Agreement as “Schedule A” for the purchase of a 70% interest of the 100% interest in the Loning Mineral Property (the “Rights”) from the Henan Yunfeng Resource of Mine Development Co. Ltd. (“Yunfeng”);

AND WHEREAS the Rights are optioned herein to Asian Dragon by World Fortune in exchange for Asian Dragon assuming World Fortune’s responsibility for the total investment owed by World Fortune and detailed in the Mineral Rights Agreement and a grant of Asian Dragon common shares to World Fortune as consideration for World Fortune’s provision of this option to Asian Dragon;

AND WHEREAS World Fortune wishes to option to Asian Dragon and Asian Dragon wishes to option from World Fortune, World Fortune’s rights to the Interests (the “Options”) upon execution of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

1.

Representations and Warranties of World Fortune

1.1

In order to induce Asian Dragon to enter into this Agreement and complete the transactions contemplated under this Agreement, World Fortune represents and warrants to Asian Dragon that:

(a)

World Fortune is, and will remain during the term of this Agreement until formal assignment is made to Asian Dragon, the registered and beneficial owner of Rights pursuant to the JV and such Rights are free and clear of all transfer, assignment or other restrictions, liens, charges and encumbrances of any kind whatsoever;

(b)

World Fortune has good and sufficient right and authority to enter into this Agreement and carry out its obligations hereunder; and

(c)

World Fortune has, and will have at the time the Options are exercised, good and sufficient right and authority to transfer its legal and beneficial title and ownership of the Rights to Asian Dragon.

1.2

The representations and warranties of World Fortune contained in this Agreement shall be true at the time of closing as though such representations and warranties were made at the time of closing.

2.

Representations and Warranties of Asian Dragon

2.1

In order to induce World Fortune to enter into this Agreement and complete the transactions contemplated under this Agreement, Asian Dragon represents and warrants to World Fortune that Asian Dragon has good and sufficient right and authority to enter into this Agreement and has, and will have at the time the Options are exercised, good and sufficient right and authority to carry out its obligations contemplated under this Agreement.

2.2

The representations and warranties of Asian Dragon contained in this Agreement shall be true at the time of closing as though such representations and warranties were made at the Time of Closing.

3.

Options

3.1

Subject to the terms of this Agreement, World Fortune hereby grants to Asian Dragon the irrevocable Options to acquire World Fortune’s full Rights, such Options to be exercised by Asian Dragon by the provision of the funding required by World Fortune under the Mineral Rights Agreement and the provision to World Fortune 250,000 shares in the capital stock of Asian Dragon (the “World Fortune Shares”), upon the execution of this Agreement and a further 1,000,000 shares to be issued to World Fortune or its nominees upon initial payment by Asian Dragon under the terms of the Mineral Rights Agreement.

4.

General

4.1

Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement.

4.2

The recitals to this Agreement constitute a part of this Agreement.

4.3

This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as provided for herein.

4.4

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by both of the parties hereto.

4.5

Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

4.6

The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as either party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

4.7

Any notice, request, demand or other communication, or any delivery, to be given or made under this Agreement as the case may be, shall be in writing and shall be delivered by hand or by telecopier to the parties at their addresses set forth on the first page of this Agreement or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and shall be deemed to have been delivered, if delivered by hand, on the date of delivery, or if delivered by telecopier, on the day that it is sent.

4.8

This Agreement shall not be assigned by a party hereto without the written permission of the other party.

4.9

This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia.

4.10

This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals as of the Effective Date first above written.

SIGNED, SEALED & DELIVERED
by WORLD FORTUNE ENTERPRISE INC., in the presence of:

/s/ Sam Lupton

Signature of Witness

Name of Witness:  Samuel Lupton
Address of Witness:  c/o 1100 – 475 Howe Street, Vancouver, BC, Canada V6C 2B3
Occupation of Witness: Lawyer

) ) ) ) ) /s/ Richard Tong )WORLD FORTUNE ENTERPRISE INC. ) per: Richard Tong, Director ) ) ) ) ) ) )

SIGNED, SEALED & DELIVERED
by ASIAN DRAGON GROUP INC., in the presence of:

/s/ Max Sioson
Signature of Witness

Name of Witness:  Maxwell Sioson
Address of Witness:  c/o 870 East 54th Avenue, Vancouver, BC, Canada V5X 1L7
Occupation of Witness:  Management Consultant

) ) ) ) ) /s/ John Karlsson )ASIAN DRAGON GROUP INC. ) per: John Karlsson, Director ) ) ) ) ) ) )

SCHEDULE A

                               CHINA MINERAL PROPERTIES RIGHTS

                             PURCHASE AGREEMENT

                                                      Henan Yunfeng Resource of Mining Development Co. Ltd.

(hereinafter referred to as Yunfeng)

World Fortune Enterprise Inc.

(hereinafter referred to as WFEI)

Henan Yunfeng Resource of Mining Development Co. Ltd. has entered into a Purchase Agreement to acquire the mineral rights for a 70% interest of the Loning Mineral Property located just 3 km southwest of Loning Gold Mine. The terms and conditions are as follows:

1.

70% interest of the Loning Mineral Property with an Exploration Permitted Area of 9.1 km2 for a total price of Y3.65 million (US$510,000) plus work program expenditure commitments of US$500,000 in the exploration expenses within the 1st year, and a further US$500,000 on the property within the 2nd year for a total expenditure of US$1 million over 2 years.

Both Yunfeng and WFEI have completed negotiating procedures for a business arrangement. This follows the principle of maximum mutual economic results benefiting both parties having concluded this Purchase Agreement. WFEI can purchase the 70% interest for a total price of Y3.65 million (US$510,000) plus work program expenditure commitments on the following basis:

1.

Yunfeng agrees to sell the full mineral property rights of the 70% interest in the Loning Mineral Property with an Exploration Permitted Area of 9.1 km2 to WFEI.

2.

WFEI has paid Yunfeng the amount of Y2.85 million (US$400,000) as of the date of the amendment.

3.

WFEI further agrees to spend no less then US$500,000 in exploration expenses within the 1st year, then spend a further US$500,000 on the property within the 2nd year for a total expenditure of US$1 million over 2 years as part of the commitment for a 70% interest of the property.

4.

WFEI can further develop the Loning Mineral Property and expand the business. The parties are entitled to make additional investments up to a total of Y20 Million (US2.7 million). WFEI is unilaterally responsible for all capital input. Yunfeng shall always retain a minimum 15% carried interest in the mineral properties.

5.

WFEI shall pay the balance sum of US$110,000 by March 1, 2008 to Yunfeng. The US$500,000 budgeted exploration program for the 1st year is effective from October 1, 2007 to September 30, 2008, a further spend of US$500,000 on the property in the 2nd year effective October 1, 2008 to September 30, 2009 for a total expenditure of US$1 million over 2 years.

6.

Schedule “A” provides the payments terms and payment allocations.

7.

Yunfeng is responsible to clear out and cease all existing mining operations within the mining and exploration license areas. This also includes Yunfeng to stop their ore production, if any within the area and transfer all the properties to WFEI in the same current status when the payments are completed.

8.

WFEI shall provide their representatives to be stationed at the mine and exploration site when the 2nd payment is completed. Yunfeng shall be prepared to turn over all related Property Licenses (including Corporate Business License, responsibilities for all procedures of renewing Mining Licenses, Exploration License, Safety Permit, Environmental Assessment Approval Report, etc.) and all Corporate Stamps and Seals to WFEI when the purchase payments are completed.

9.

Yunfeng agrees and shall be responsible for all the outstanding debts, loans, payrolls, and any remaining issues on the property. WFEI shall not be held responsible until control of the properties has been transferred.

10.

Yunfeng shall assist WFEI to complete all the License and Permit transfers.

11.

This Agreement is binding immediately upon signing and the non performance Party of this Agreement that can result in harm to the other party shall be held responsible for all the economic losses.

12.

This Agreement is produced in quadruplicate originals and all have equal legal status.

Yunfeng Representative

WFEI Representative

Stamp

<< YUNFENG STAMP>>

Stamp

Signature

Signature   /s/ Richard Tong

2007 8 8

2007 8 8

Schedule “A”

Payment Schedule

1.

WFEI has paid Yunfeng the amount of Y2.85 million (US$400,000) as of the date of the amendment.

2.

WFEI shall pay the balance sum of US$110,000 by March 1, 2008 to Yunfeng. The US$500,000 budgeted exploration program for the 1st year is effective from October 1, 2007 to September 30, 2008, a further spend of US$500,000 on the property in the 2nd year is effective October 1, 2008 to September 30, 2009 for a total expenditure of US$1 million over 2 years.

Note

WFEI can further develop the properties and expand the business of Loning Mineral Property as part of Project Luogold. The parties are entitled to make an additional investment up to a total of Y25 million. WFEI is unilaterally responsible for all the capital input. Yunfeng shall always retain a minimum 15% carried interest in the mineral properties.